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June 1, 1995

Kris Rogers
Vice President
Merisel Americas, Inc.
200 Continental Blvd.
El Segundo, CA 90245

PERSONAL AND CONFIDENTIAL


Dear Kris:

      In light of the ongoing search for a new president for Merisel Americas, Inc. ("Americas"), I believe that it is a good idea to set forth in writing the agreement we have reached with respect to certain aspects of your employment by Americas. Your employment status as an "at-will" employee of Americas is not affected by this agreement. Merisel retains the right to terminate your employment at any time, with or without cause.

     A. Salary and Bonus. Effective as of May 1, 1995, your base salary will be increased to $166,000 per annum.
When Americas resumes paying performance bonuses, your bonus target level will be set at $30,000 per annum.

     B. Housing Allowance. Provided that you purchase a new home in the Los Angeles area by January 1, 1996, Americas will pay certain closing costs, grossed up to a net tax amount, in connection with the purchase of your new home. Such costs will be paid in accordance with Americas' relocation policy. Under the relocation policy reimbursed closing costs are loan origination fees or points up to 1%, appraisal fees and credit reports, title search and insurance, property transfer tax, deed stamps and recording and transfer fees. In addition, Americas will loan you up to $50,000 to help you finance your home purchase. Such loan will be secured by a second deed of trust on your home and will bear interest at the rate of 10% per annum. The principal will be due upon certain events, including when you sell or refinance your home or when your employment with Americas terminates. Before the loan funds, you and your husband will need to execute a promissory note and the deed of trust. The form of promissory note is attached for your review.

     C. Severence Payments. We have agreed that if at any time during the Applicable Time Period (as defined below), Americas terminates your employment, without cause, then Americas shall do the following:
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     (a)  Americas will pay you as severance compensation
(the "Severence Payment") an amount equal to (i) your annual base salary as in effect on the date of such termination (the "Determination Date") plus (ii) the amount of any performance bonus payment earned and paid to you during the fifty two weeks immediately prior to the Determination Date plus (iii) an amount equal to the sales commissions paid to you for the three fiscal quarters preceding the Determination Date. The Severence Payment shall be paid to you over a period of thirty eight weeks (the "Payment Period"), one nineteenth (1/19) of which shall be paid every two weeks in accordance with Americas' standard payroll practices. The Payment Period shall commence on the first Americas' payday following the Determination Date. In the event that you die or become disabled during the Payment Period, Americas agrees that it shall pay any Severence Payment remaining unpaid as a death or disability benefit to your estate on the same terms. Americas shall deduct from the Severence Payment paid to you any required amounts for social security, federal and state income tax withholding, federal or state unemployment insurance contributions, and state disability insurance;

     (b) Americas will reimburse you for the cost of your COBRA payments under Americas's health insurance plans during the Payment Period. The amount of such reimbursement will be grossed up so that you will receive an amount equal to the COBRA payments, after taking into account all applicable taxes;

     (c) Americas will pay you for all unused accrued vacation pay through the Determination Date; and

     (d)  Americas will recommend to the Merisel, Inc.'s
Option Committee for such Option Committee to cause all unexpired and unvested options to purchase the stock of Merisel, Inc. previously granted to you to vest as of the Determination Date.

          As used in this agreement, "Applicable Time
Period" shall mean the time of my current tenure as President of Americas plus one year from the date that my successor, as President of Americas, is hired. For purposes of this agreement, your employment shall be considered to be terminated without cause, if (i) your employment is terminated for any reason, other than your misconduct (misconduct includes, but is not limited to, physical assault, insubordination, falsification or misrepresentation of facts on company records, fraud, dishonesty, willful destruction of company property or assets, or sexual harassment of another Associate by you), poor job performance, excessive absenteeism, abuse of sick time, creating or contributing to unsafe working conditions, violation of company policy or your conviction for or a plea of nolo contendere by you to a felony or any crime involving moral turpitude or (ii) there is a material reduction in your job responsibilities, other than as a result of the reasons listed in the preceding clause (i).

     D.  Your Obligations.  In exchange for Americas
providing the above described benefits to you, you agree to
the following:
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     (A)  You agree to continue to observe and comply with
all company policies and all lawful and reasonable directions and instructions during your employment by Americas;

     (B) You agree that during the Payment Period, you will not directly or indirectly (a) engage in; (b) own or control any debt equity, or other interest in (except as a passive investor of less that 5% of the capital stock or publicly traded notes or debentures of a publicly held company); or
(c) (1) act as director, officer, manager, employee, participant or consultant to or (2) be obligated to or connected in any advisory business enterprise or ownership capacity with, any of Tech Data Corp., Ingram Micro, Inc., Computer 2000 AG (C2000), Intelligent Electronics, Inc., MicroAge, Inc., Inacom Corp., Compucom, Entex Information Services, Inc. or Vanstar Corp. or with any subsidiary, division or successor of any of them or with any entity that acquires, whether by acquisition, merger or otherwise, any significant amount of the assets or substantial part of any of the business of any of them;

     (C) During the Payment Period, you will not solicit the employment of or hire any person that is or was employed by Merisel, Inc. or any of its subsidiaries at any time on or after January 1, 1995;

     (D) Within two weeks of the Determination Date and prior to receiving any severance compensation from Americas, you will execute and deliver to Americas a Release and a Confidentiality Agreement, each substantially in the form enclosed with this agreement, with such changes as Americas might request; and

     (E) In the event of any breach by you of the restrictions contained in this agreement, Americas shall have no further obligation to compensate you hereunder and you acknowledge that the harm to Americas cannot be reasonably or adequately compensated in damages in any action at law. Accordingly, you agree that, upon any violation of such restrictions, Americas shall be entitled to preliminary and permanent injunctive relief in addition to any other remedy, without the necessity of proving actual damages.

          This agreement shall be binding upon and inure to the benefit of Americas and you; provided that you shall not assign any of your rights or duties under this agreement without the express prior written consent of Americas. This agreement sets forth our entire agreement with regard to the subject matter hereof. No other agreements, representations, or warranties have been made by either party to the other with respect to the subject matter of this agreement. This agreement may be amended only by a written agreement signed by both of us. This agreement shall be governed by and construed in accordance with the laws of the State of California. Any waiver by either party of any breach of any provision of this agreement shall not operate as or be construed as a waiver of any subsequent breach. If any legal action is necessary to enforce the terms of this agreement, the prevailing party shall be entitled to reasonable attorneys' fees in addition to any other relief to which that party may be entitled.
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     If you agree to the terms of this agreement and intend
to be bound by it, please so indicate by signing the enclosed copy of this letter and returning it to me. Thank you.

Sincerely,

/s/ Michael D. Pickett
Michael D. Pickett
President, Merisel Americas, Inc.


Accepted and agreed to:


/s/Kris Rogers
Kris Rogers